November 3, 2019

Dear Anthony:

As a key employee of IBERIABANK Corporation (the “Corporation” and, together with IBERIABANK and its other affiliates from time to time, the “Bank”), you are aware that the Corporation is contemplating entering into a definitive merger agreement (the “Merger Agreement”) under which the Corporation will merge with First Horizon National Corporation (“First Horizon”) (the “Proposed Transaction”).

Given your role in the success of the combined company, we would like to align your interests with the long-term interests of our shareholders, to incentivize you to remain employed with the Bank following the Proposed Transaction, and to provide for certain modifications to your existing contractual rights, as set forth in this letter agreement (this “Agreement”).

This Agreement is personal to you and it is a condition to your receipt of any of the amounts herein that you keep them confidential and do not discuss these terms with anyone other than myself, Human Resources, Legal or our CEO, and in confidence, your spouse or partner, financial and/or legal advisor, each of whom will also be under an obligation to keep these amounts and terms confidential (unless the terms of this Agreement are otherwise publicly disclosed by the Bank). Capitalized terms used in this Agreement (but not defined in this Agreement) shall have the respective meanings assigned such terms in your CIC Severance Agreement (as defined below).

1.	Future Role

Following the closing of the Proposed Transaction (the “Closing”), you will take on a new role at the Bank. The attached Schedule A sets forth your new title, to whom you will report, and your work location (in each case, commencing immediately following the Closing).

2.	CIC Severance Payment Deferral

(a)          Pursuant to Sections 2 and 3(a) of that certain change in control severance agreement by and between you, the Corporation and IBERIABANK (the “CIC Severance Agreement”), you would be entitled to a cash severance benefit following the Closing upon the occurrence of any of the following events during the Protected Period: your resignation for Good Reason, your voluntary resignation for any reason other than Just Cause within 30 days after a Change in Control, or the Bank’s termination of your employment without Just Cause. We call this cash severance benefit, as described in Section 3(a) of your CIC Severance Agreement, the “CIC Severance Payment.” The Bank recognizes that your continued service to the Bank is important to the success of the Proposed Transaction and, as a result, the Bank wants to encourage your continued employment following the Closing. To incentivize you not to resign your employment with the Bank following the Closing, the Bank hereby agrees to guarantee payment of your CIC Severance Payment upon the occurrence of any future “separation from service” (as contemplated by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from the Bank, including, for the avoidance of doubt, the Bank’s termination of your employment for Just

Cause. To accomplish this, the compensation committee of the board of directors of the Corporation will, prior to the Closing, calculate the amount of your CIC Severance Payment, assuming you resigned on the day immediately following the Closing, and inform you in writing of such amount. The amount of the CIC Severance Payment shall be credited, within 10 business days following the Closing, as a deferred compensation balance under the Bank’s Executive Nonqualified Excess Plan, and such amount shall be eligible to be credited with earnings under the terms of such plan as in effect immediately prior to the Closing (the “CIC Severance Payment Deferral”). The amount of the CIC Severance Payment shall be held in a grantor trust in accordance with the terms of Section 4(a) of your CIC Severance Agreement.

(b)          Additionally, should your employment terminate for any reason other than a termination by the Bank for Just Cause during the Protected Period, you shall be entitled to the continuation of your medical and life benefits as set forth in Section 3(c) of your CIC Severance Agreement. Sections 6, 7, 14 and 15 of your CIC Severance Agreement shall remain in full force and effect and will be deemed to apply to this Agreement.

(c)          Sections 3(d)-(f) of your CIC Severance Agreement will remain in full force and effect with respect to any excise taxes (including any interest and penalties) imposed under Section 4999 of the Code for which you may become liable in connection with any “parachute payment” (as described under Section 280G of the Code), including with respect to amounts and benefits paid to you in connection with the CIC Severance Payment Deferral or otherwise in connection with the Merger Agreement and/or this Agreement. You acknowledge and agree that Deloitte Tax LLP shall provide all calculations with respect to such Sections 3(d)-(f), including, without limitation, the determination of any amounts due to you thereunder.

(d)          Except as specifically provided herein, you shall have no rights under the CIC Severance Agreement or to any future payment thereunder.

3.	Closing Incentive Award

(a)          The Bank hereby agrees to grant to you a restricted stock award (the “Closing Incentive Award”) prior to the Closing. The number of shares underlying the Closing Incentive Award shall equal the quotient (rounded down to the nearest whole number) of $1,350,000, divided by the volume weighted average price for shares of the Corporation’s common stock over the 10-trading day period immediately prior to the grant date, which will be November 18, 2019. The Closing Incentive Award shall vest in full on the date that is 12 months following the Closing, or, if earlier, upon your termination of employment, other than your voluntary resignation of employment with First Horizon and its affiliates without Good Reason, or if your employment with First Horizon and its affiliates has been terminated by First Horizon for Just Cause, and upon such resignation or termination the Closing Incentive Award shall be forfeited; provided that if the Proposed Transaction is terminated prior to the occurrence of the Closing, then the Closing Incentive Award shall be forfeited. The Closing Incentive Award will be subject to repayment and recovery in full by the Bank if you materially violate the provisions of Exhibit A of this Agreement, as reasonably determined by First Horizon’s board of directors (the “Board”). You will not be found to have materially violated Exhibit A of this Agreement for any purpose of this Agreement until the Bank has provided you written notice setting forth in reasonable detail the determination of material violation and such basis has not been cured within 30 days (provided that such notice must be given to you within 30 days of a senior executive officer of First Horizon becoming aware of such basis), and you have been delivered of a resolution duly adopted by the vote of not less than three-quarters of the entire membership of the Board that you were guilty of such material violation and specifying the particulars thereof in

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detail. If you request, you may appear with counsel before the Board (which may be by teleconference) during such 30-day period.

(b)          In connection with the Closing, the Closing Incentive Award shall automatically and without any required action on your part, cease to represent an equity award denominated in shares of Corporation common stock and shall be converted into an equity award denominated in shares of First Horizon common stock. The number of shares of First Horizon common stock subject to the converted Closing Incentive Award shall be equal to the product (with the result rounded down to the nearest whole number) of (i) the number of shares of Corporation common stock subject to the Closing Incentive Award immediately prior to the Effective Time (as defined in the Merger Agreement) multiplied by (ii) the Exchange Ratio (as defined in the Merger Agreement) (as adjusted if necessary pursuant to the last sentence of Section 1.5(b) of the Merger Agreement). For the avoidance of doubt, notwithstanding anything contained in the Merger Agreement, the Closing Incentive Award shall not vest in connection with the Closing, but shall instead continue to remain outstanding and eligible to vest in accordance with the terms of the applicable award agreement (which shall be consistent with the terms specified herein).

(c)          For the purposes of Section 3(a) of this Agreement, “Good Reason” shall mean, without your express written consent, (i) the assignment to you of duties that are materially inconsistent with the title set forth on Schedule A or the Bank’s requirement that you report to anyone other than the Chief Executive Officer of First Horizon, (ii) a material diminution in any of your base salary, target annual incentive, or target annual long-term incentive award as in effect prior to the Closing, or (iii) a relocation of your principal place of employment to a location that is more than 30 miles from the location set forth on Schedule A; in each case that has not been cured within 30 days after written notice thereof has been given by you to the Chief Executive Officer of the Bank setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Chief Executive Officer of the Bank within 30 days of you becoming aware of such condition). Notwithstanding the foregoing, the Bank placing you on a paid leave for up to 90 days, pending the determination of whether there is a basis to terminate your employment for Just Cause or pending a determination that you have materially violated the provisions of Exhibit A of this Agreement, will not, in either case, constitute a “Good Reason” event.

4.	Restrictive Covenants

You acknowledge and recognize the highly competitive nature of the businesses of the Bank, and accordingly agree to the provisions of Exhibit A to this Agreement.

5.	Assignment

This Agreement is personal to you and may not be assigned by you (other than as required by legal process, including the laws of succession and descent). This Agreement shall inure to the benefit of and be binding upon the Bank and its successors. The Bank shall require, if not otherwise required by operation of law, any successor to the business, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise, to assume and perform this Agreement in the same manner and to the same extent as the Bank would be required to perform if no such succession has taken place.

6.	Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of Louisiana without reference to principles of conflict of laws.

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7.	Termination

In the event the Transaction is terminated without the Closing having occurred, this Agreement shall automatically terminate be null and void ab initio.

8.	Effect on Existing Employment

This Agreement shall not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Bank or its successor (or any parent or affiliate). You acknowledge and understand that your employment with the Bank is on an “at will” basis.

9.	No Trust Fund

Except as specifically set forth in Section 2, (i) this Agreement shall not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Bank and you or any other person, and (ii) to the extent that you acquire the right to receive payments from the Bank under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Bank.

10.	Amendment

This Agreement may not be amended or modified other than by a written agreement executed by you and the Bank or its successors, nor may any provision hereof be waived other than by a writing executed by you or the Bank or its successors.

11.	Entire Agreement

This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. Except as specifically provided herein, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

12.	Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.	Section 409A of the Code

The Bank intends that this Agreement comply with Section 409A to the extent that the requirements of Section 409A are applicable hereto (and not exempt pursuant to the short term deferral exception under Treas. Reg. Section 1.409A - 1(b)(4) or otherwise), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Bank believes, at any time, that any payment or benefit under this Agreement that is subject to Section 409A does not so comply, this Agreement will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A. If and to the extent required to comply with Section 409A, (i) no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A and (ii) if you are a “specified employee”, then no payment or benefit that is payable on account of your “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after your “separation from service” (or, if earlier, the date of your death). While the payments and benefits

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provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, you recognize and agree that taxes, interest, and penalties imposed under Section 409A are imposed on the employee and not the paying company.

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We thank you in advance for the valuable contribution which you have made and which we are sure you will continue to make to the Bank.

Yours truly,

IBERIABANK:

/s/ Daryl G. Byrd
Daryl G. Byrd
President and CEO

IBERIABANK CORPORATION:

/s/ Rick Maples
Rick Maples
Chairman, Board Compensation Committee

ACCEPTED AND AGREED:

/s/ Anthony Restel

Anthony Restel

Schedule A

Title: Chief Operating Officer of First Horizon

Officer to Whom You Will Report: Chief Executive Officer of First Horizon

Employment Location: New Orleans, LA

Exhibit A

Restrictive Covenants

1.	Restrictive Covenants.

a)	Non-Competition

During the one year period following the Closing (the “Restricted Period”), you will not directly or indirectly (without the prior written consent of the Bank) within the Territory:

(1)	hold a 3% or greater equity (including stock options, whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

(2)	associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(a)	that is substantially similar to any activity in which you were engaged with the Bank, or

(b)	that is substantially similar to any activity for which you had direct or indirect managerial or supervisory responsibility with the Bank.

“Competitive Enterprise” means any business enterprise that either (A) engages in the commercial banking business or in any other financial services business that competes with a material portion of the business in which the Bank is then engaged or (B) holds directly, or (to your knowledge) indirectly, a controlling interest in any enterprise that engages in such competitive activity.

“Territory” means, within Louisiana, the parish or parishes, municipality or municipalities, or parts thereof, listed on Exhibit A-1, and outside of Louisiana, the geographic locations where the Bank has operations.

b)	Non-Solicitation

During the Restricted Period, you will not, in any manner, directly or indirectly (without the prior written consent of the Bank): (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce, end, diminish or refrain from doing any business with the Bank, (2) transact business with any Client that would cause you to be a Competitive Enterprise under the definition of Competitive Enterprise above or (3) interfere with or damage any relationship between the Bank and a Client (other than in the good faith performance of your duties).

During the Restricted Period, you will not Solicit anyone who is then an employee of the Bank (or who was an employee of the Bank within the prior 12 months) to resign from or refrain from renewing or extending such employment with the Bank or to apply for or accept employment with any other business or enterprise.

This Section 1(b) shall in no event apply to general solicitations pursuant to written or electronic media (including posting of advertisements which are not targeted directly or indirectly towards Bank employees or consultants). It shall not be a violation of the foregoing for you to serve as a reference.

For purposes of this Exhibit A, a “Client” means any client or customer, or person whom the Bank has taken material steps to make a prospective client or customer, of the Bank to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with his relationship with or employment by the Bank, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

c)	Non-Disparagement

During the Restricted Period and thereafter, except as may be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is reasonably necessary in connection with any adversarial proceeding against the Bank, (1) you will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Bank or any of its employees, officers or directors, and (2) the Bank will make no official statement and will instruct its directors and executive officers not to, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize you.

d)	Confidentiality

During the Restricted Period and thereafter, you will hold in a fiduciary capacity for the benefit of the Bank all trade secrets and confidential information, knowledge or data relating to the Bank and its businesses and investments, which will have been obtained by you during your employment by or service to the Bank and which is not generally available public knowledge (other than by acts by you in violation of this Agreement). In the event of any dispute between you and the Bank with respect to this Agreement or otherwise, any information relating to such dispute (including the existence and nature of the dispute, any fact or information in any way pertaining to the process of resolving the dispute, any information obtained over the course of the dispute, or to the fact of or any term that is part of a resolution or settlement of any dispute) will be considered to be confidential information subject to your obligations under this Section 1(d) and you and the Bank agree to keep all such information confidential. Except as may be required or appropriate in connection with your carrying out your duties under this Agreement, you will not, without the prior written consent of the Bank or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Bank (in which case you will use your reasonable best efforts in cooperating with the Bank in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Bank and those designated by the Bank or on behalf of the Bank in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in the Agreement (including this Exhibit A) or otherwise, nothing shall (a) limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity or (b) prohibit you from making disclosure to your legal and financial advisors (who will also be under an obligation to keep such disclosures confidential).

You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

e)	Injunctive Relief

In the event of a breach or threatened breach of this Exhibit A, you acknowledge and agree that damages would be inadequate and insufficient and that the Bank will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach. No bond will be needed for the Bank to receive such injunctive relief, and no proof will be required that monetary damages for violations of this Exhibit A would be difficult to calculate and that remedies at law would be inadequate. The parties acknowledge that the potential restrictions on your future employment imposed by this Exhibit A are reasonable in both duration and geographic scope and in all other respects.

No termination of your employment under the Agreement will in any way affect your obligations under this Exhibit A, which will continue in all respects and unaffected by any such termination. Your willingness to enter into the Agreement (including this Exhibit A) is a material inducement to the Bank to enter into the Proposed Transaction and proceed with the transactions the Merger Agreement contemplates. The continuity of the Bank’s management following the Proposed Transaction, including you, is a critical factor in the Bank’s assessment of the likely benefits to be derived from the Proposed Transaction. In view of your importance to success of the Proposed Transaction, if you compete with the Bank for some time after your employment, the Bank will likely suffer significant harm. The Agreement provides you with substantial additional benefits over your prior arrangements with the Bank, including the substantial additional compensation referred to in Sections 1 and 3 of the Agreement. In return for the benefits you will receive from the Bank and to induce the Bank to enter into the Merger Agreement and this Agreement, and in light of the potential harm you could cause the Bank, you agree to the provisions of this Exhibit A. The Bank would not have entered into the Agreement if you did not agree to this Exhibit A. Thus, this Exhibit A is an integral part of this Agreement and, if it is determined following challenge by you (or with your consent) that it is unenforceable or invalid to any material extent, the Agreement will be null and void.

f)	Early Termination

Notwithstanding any other provision of this Exhibit A, in the event that following the Closing (i) your employment is terminated by the Bank without Just Cause or (ii) you resign from employment with the Bank for Good Reason (as defined in Section 3(c) of the Agreement), Section 1(a) and (b) of this Exhibit A shall cease to apply as of the date of such termination or resignation.

2.	Other Agreements

The restrictive covenants and other obligations contained in this Exhibit A are independent of, supplemental to, and do not modify, supersede or restrict (and shall not be modified, superseded or restricted by) any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future agreement between you and the Bank (or any successor thereto), unless reference is made to the specific provisions of this Exhibit A which are intended to be superseded.

Exhibit A-1

Parish List

Acadia	East Baton Rouge	Madison	St. Landry
Allen	East Carroll	Morehouse	St. Martin
Ascension	East Feliciana	Natchitoches	St. Mary
Assumption	Evangeline	Orleans	St. Tammany
Avoyelles	Franklin	Ouachita	Tangipahoa
Beauregard	Grant	Plaquemines	Tensas
Bienville	Iberia	Pointe Coupee	Terrebonne
Bossier	Iberville	Rapides	Union
Caddo	Jackson	Red River	Vermilion
Calcasieu	Jefferson	Richland	Vernon
Caldwell	Jefferson Davis	Sabine	Washington
Cameron	Lafayette	St. Bernard	Webster
Catahoula	Lafourche	St. Charles	West Baton Rouge
Claiborne	LaSalle	St. Helena	West Carroll
Concordia	Lincoln	St. James	West Feliciana
DeSoto	Livingston	St. John the Baptist	Winn